FEDERAL AFFORDABLE HOUSING CORPORATION

                          Computation of Loss Per Common Share


                                                        For the Years Ended
                                                               May 31,
                                                      ----------------------
                                                         1997        1996
                                                      ---------    ---------

Shares  outstanding:                                   164,500       164,500
Weighted average shares outstanding                    164,500       164,500
Net loss                                             $ (35,758)    $ (48,314)

Net loss per common share                            $   (0.22)    $   (0.29)